Page | 1 EXECUTION COPY Exhibit 10.2 EMPLOYMENT AGREEMENT THIS AGREEMENT (“Agreement”) dated October 29, 2024, amends and restates the terms of the January 30, 2023 Agreement (“2023 Agreement”) between THE ESTÉE LAUDER COMPANIES INC., a Delaware corporation (the “Company”), and Stéphane de La Faverie, a resident of New York, New York (the “Executive” or “you”). W I T N E S S E TH: WHEREAS, the Company and its subsidiaries are principally engaged in the business of manufacturing, marketing and/or selling skin care, makeup, fragrance, home, bath and body, and hair care products and related services (the “Business”); and WHEREAS, the Executive became an Executive Officer of the Company on November 18, 2022, with his former title of Executive Group President; and WHEREAS, the Company desires to retain the services of the Executive as the President and Chief Executive Officer and/or any subsequent title or role agreed upon by the parties, and the Executive desires to provide services in such capacity to the Company, upon the terms and subject to the conditions hereinafter set forth; and WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) and the Stock Plan Subcommittee of the Compensation Committee have approved the terms of this Agreement on October 28, 2024. NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows: 1. Employment Term; Effectiveness The parties agree that the terms of the 2023 Agreement remain in effect until January 1, 2025, the effective date of this Agreement (the “Effective Date”). The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to enter into employment, as President and Chief Executive Officer of the Company as of January 1, 2025, subject to termination pursuant to the terms of this Agreement. The period from January 1, 2025, through the date of termination of Executive’s employment with the Company shall be the “Term of Employment”. 2. Duties and Extent of Services. (a) During the Term of Employment, the Executive shall serve as: (i) President and Chief Executive Officer, reporting to Board of Directors; and (ii) while serving as President and Chief Executive Officer, a member of the Board of Directors. In such capacities, the Executive shall render such executive, managerial, administrative and other services as customarily are associated with and incident to such positions, and as the Company may, from time to time, reasonably require of the Executive consistent with such positions.

Page | 2 (b) The Executive shall also hold such other positions and executive offices of the Company and/or of any of the Company’s subsidiaries or affiliates as may from time to time be agreed by the Executive or assigned by the Board of Directors, provided that each such position shall be commensurate with the Executive’s standing in the business community as President and Chief Executive Officer of the Company. The Executive shall not be entitled to any compensation other than the compensation provided for herein for serving during the Term of Employment in any other office or position of the Company or any of its subsidiaries or affiliates, unless the Board of Directors of the Company or the appropriate committee thereof shall specifically approve such additional compensation. (c) The Executive shall be a full-time “at will” employee of the Company and shall exclusively devote all their business time and efforts faithfully and competently to the Company and shall diligently perform to the best of their ability all of the duties required of them as President and Chief Executive Officer and in the other positions or offices of the Company or its subsidiaries or affiliates assigned to their hereunder. Notwithstanding the foregoing provisions of this section, the Executive may serve as a non-management director of such business corporations (or in a like capacity in other for-profit or not-for-profit organizations) subject to the Company’s Policy for employees serving on boards. (d) The Executive shall comply with the Company's stock ownership guidelines applicable to the Executive as they may be implemented and/or amended by the Board of Directors or the Compensation Committee of the Board of Directors. 3. Cash Compensation (a) Base Salary. As compensation for all services to be rendered pursuant to this Agreement and as payment for the rights and interests granted by Executive hereunder, the Company shall pay or cause any of its subsidiaries to pay the Executive a base salary (the “Base Salary”) during the Term of Employment subject to the provisions of this Agreement. Your annual Base Salary effective January 1, 2025, shall be $1,500,000. Subject to the terms of this Agreement, all amounts of Base Salary provided for hereunder shall be periodically reviewed and, where appropriate in conjunction with the Company’s compensation policies, adjusted and payable in accordance with the regular payroll policies of the Company in effect from time to time. Notwithstanding the foregoing, Base Salary may not be reduced during the Term of Employment, except as otherwise agreed to by Executive or as a result of a proportionate, across- the-board reduction of base salaries payable to similarly situated executives at the Company. Executive’s Base Salary shall be paid in equal installments according to the Company’s normal payroll schedule and practices. (b) Incentive Bonus Compensation. The Executive shall be eligible to participate in the Company’s Executive Annual Incentive Plan or any subsequent Bonus Plan for executives that is approved by the stockholders of the Company (the “Bonus Plan”), with aggregate target bonus opportunities to be reviewed by the Compensation Committee from time to time. Effective January 1, 2025, the Executive’s aggregate target bonus opportunity shall be equal to $3,000,000, which for FY2025 will be prorated based on time in the President and Chief Executive Officer role. The remainder of the prorated bonus opportunity for FY2025 will be based on the target bonus opportunity while Executive was in the Executive Group President role. Any target bonus opportunities granted to the Executive shall be reviewed for adjustment, as appropriate, but not set lower than $3,000,000 in accordance with regular policies of the Company in effect from time to time, subject to the terms and conditions of the Bonus Plan, which are incorporated herein by reference; provided, however, that the bonus payout with respect to any fiscal year shall be paid to the Executive on or about the 15th day of the third month following the end of such fiscal

Page | 3 year. In the event of any conflict(s) between the terms of the Bonus Plan and this Agreement, the Bonus Plan will control with respect to such conflict(s). (c) Deferral. (i) Deferral Elections—In General. During the Term of Employment, the Executive may elect to defer payment of all or any part of any salary or incentive compensation payable under this Section by making an election, in a manner prescribed by the Company, on or before December 31 of the calendar year before the fiscal year begins (or such earlier date as may be necessary to comply with the applicable tax laws and regulations). (ii) Deferral Elections—Performance-Based Compensation. For any incentive bonus compensation that qualifies as performance-based compensation under Treas. Reg. Section 1.409A-1(e) and is based upon a performance period of at least twelve (12) months, the Executive may make a deferral election at any time before the date that is six (6) months before the applicable performance period ends, but only if (i) the incentive bonus compensation is not readily ascertainable when the election is made and (ii) the service provider has performed services continuously from the later of the beginning of the performance period or the date the performance criteria are established. (iii) Credit on Amounts Deferred. Any amounts deferred by Executive will be credited to a bookkeeping account in the name of the Executive as of the date scheduled for payment (the “Deferred Compensation Account”). The Deferred Compensation Account will be credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but limited to a maximum annual rate of 9%. (iv) Payment of Amounts Deferred and Vested. Subject to the terms of this Agreement, amounts credited to the Executive’s Deferred Compensation Account will be paid to the Executive (or the Executive’s designated beneficiary if the Executive dies before payment), subject to applicable withholding taxes on, or as soon as practicable after, the date the Executive separates from service with the Company (as defined in Treas. Reg. section 1.409A-1(h)) but in no event later than the end of the calendar year in which Executive separates from service or, if later, the 15th day of the third month following the date the Executive separates from service. The Company, in its sole discretion, may provide an investment facility for all or a portion of such deferred amounts, but is not required to do so. (d) One-Time Payment. The Executive shall receive a one-time payment of $25,000 as soon as practicable following the date on which this Agreement is signed by the parties, but no later than 45 days following such date. 4. Equity-Based Compensation (a) General. During the Term of Employment, the Executive shall be eligible to participate in the Amended and Restated Fiscal 2002 Share Incentive Plan or such other share incentive plan that is approved by the stockholders of the Company (the “Share Incentive Plan”). Any awards or opportunities granted to the Executive shall be subject to the terms and conditions of the Share Incentive Plan, which are incorporated herein by reference. The specific equity-based compensation awards shall be set forth in separate grant agreements approved by the Stock Plan Subcommittee of the Compensation Committee and applied to similar equity-based compensation awards granted to Executive Officers of the Company. (b) Annual Awards. As of the Effective Date, the Executive’s annual equity-based

Page | 4 compensation award target opportunity under the Share Incentive Plan shall be of a value at the time of grant of no less than $10,000,000. For FY2025, the target opportunity will be prorated based on time in the President and Chief Executive Officer role, with the remainder of the prorated target opportunity for FY2025 based on the target opportunity while Executive was in the Executive Group President role. For purposes of clarity, the Executive will receive an additional grant with a value of $3,259,500, which, including the equity grant receiving in August 2024, makes his total prorated grant value for FY2025 $6,740,500. This is expected to be provided in February 2025, subject to approval by the Stock Plan Subcommittee pursuant to its usual procedures. Annual grants will be made based on the assessment of your performance (subject to the appropriate grant date approvals). Thereafter, the equity-based compensation target opportunity shall be reviewed by the Compensation Committee for adjustment, as appropriate, in accordance with regular policies of the Company in effect from time to time, subject to the terms and conditions of the Share Incentive Plan. The number of underlying shares granted will be determined in accordance with procedures generally utilized by the Company for its financial reporting at the time of grant; provided, however, at no time shall the aggregate annual grants (excluding any grants made pursuant to the PRGP (as defined below)) during a fiscal year exceed or be in respect of more than the equivalent of 333,333 full-value shares of Class A Common Stock (not taking into account any stock splits or similar capitalization events). For purposes of this calculation, shares underlying performance share units and other performance-based awards shall be at target performance, which means that above- target performance payouts on performance share units or any other form of performance-based awards shall not be subject to this limitation. (c) .Equity-Based Compensation - PRGP IP. The Executive shall be eligible to participate in the Company’s Profit Recovery and Growth Plan incentive program for FY2025 and FY2026 at a target opportunity of 25% of Executive’s annual equity based compensation award target opportunity, up to a maximum of 50%. This amount will not be prorated for Executive’s time in roles. If program metrics are achieved and there is a payout under this plan, the Executive shall receive an RSU grant in August of 2025 and August 2026. This grant will have a two-year cliff vesting, subject to the terms of the plan and approval by the Compensation Committee. Participation in this plan requires the Executive to be employed by the Company on the grant date of the award. (d) Certain Conditions. Executive acknowledges and agrees that any grant of equity- based compensation shall be effective as provided only to the extent permitted by the Share Incentive Plan, and this Agreement shall not obligate the Company to adopt any successor plan providing for the grant of equity-based compensation. If authority over the Company’s equity compensation programs is changed from the Stock Plan Subcommittee to the Compensation Committee (or other committee), then after such change, references herein to the Stock Plan Subcommittee shall be to the appropriate committee. 5. Recoupment Policy. Compensation paid to Executive, including certain incentive and equity compensation, shall be subject to any recoupment policy adopted by the Company as it exists from time to time. 6. Benefits. (a) Standard Benefits. During the Term of Employment, the Executive shall be entitled to participate in all pension and retirement savings, fringe benefit and welfare plans, including group term life insurance, medical, health and accident, disability, and vacation plans and programs maintained by the Company from time to time for employees. During the Term of Employment, the Executive shall also be entitled to participate in additional benefits and programs as described in this Section for senior executives at a level commensurate with their position. The Executive acknowledges

Page | 5 that participation in such programs may result in the receipt of additional taxable income. (b) Perquisite Reimbursement; Financial Counseling. During the Term of Employment, the Company shall reimburse the Executive for the actual expenses incurred in connection with their professional standing, in accordance with the guidelines set out in the Company’s Senior Executive Compensation Program Perquisite Plan and upon presentation of proper expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive. Such reimbursement shall generally occur within seventy-five (75) days after the end of the calendar year of presentment, provided that such presentment occurs within ninety (90) days after the date the related expenses were incurred. Notwithstanding the above, to the extent that the expenses were incurred in one calendar year and presentment occurs in the following calendar year, such reimbursement shall occur by the end of the calendar year in which the presentment occurs. In no event shall the gross amount of such reimbursements be greater than $25,000 in respect of expenses incurred during any calendar year, nor shall amounts that are not reimbursed in one calendar year up to the $25,000 per year limitation be able to be used in another calendar year or otherwise be made available to the Executive. Additionally, the Company will pay directly to the service provider following presentment of invoice(s) reasonably acceptable to the Company up to $5,000 per year for reasonable financial counseling services for the Executive, and in no event shall amounts up to the $5,000 per year limitation that are not paid in one calendar year be able to be used in another calendar year or otherwise be made available to the Executive. The Executive acknowledges that participation in such programs will result in the receipt of additional taxable income. (c) Executive Auto. During the Term of Employment, the Executive will participate in the Executive Automobile Program of the Company will receive a monthly automobile allowance in accordance with the terms of said program. The Executive acknowledges that participation in this program will result in the receipt of additional taxable income. (d) Expenses. During the Term of Employment, the Company agrees to reimburse the Executive for all reasonable and necessary travel (inclusive of first-class air travel), business entertainment and other business out-of-pocket expenses incurred or expended in connection with the performance of the Executive’s duties hereunder upon presentation of proper expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive. The timing of payment of such reimbursements and presentation by the Executive of expenses incurred shall be in accordance with the rules described in this Section. (e) Spousal/Companion Travel. During the Term of Employment, the Executive may upon prior approval of the President and Chief Executive Officer or his respective designee(s), arrange for spouse/companion or domestic partner to accompany the Executive on up to two (2) business related travel itineraries per fiscal year, on a reasonable basis, at Company expense. Any reimbursement for such travel shall require presentation of proper expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive and shall be payable within seventy-five (75) days after the end of the calendar year of presentment. The Executive acknowledges that participation in this program will result in the receipt of additional taxable income. (f) Executive Term Life Insurance. During the Term of Employment, the Company shall pay premiums on a term life insurance policy or successor life insurance policy with a face amount of $5,000,000. Such obligation to pay premiums is subject to standard underwriting conditions. The Executive acknowledges that this coverage will result in the receipt of additional taxable income. (g) Modification of Benefits. Notwithstanding anything to the contrary contained herein, the Company reserves the right with respect to any benefit set forth in this Section or in Section

Page | 6 3(c) above to modify such benefit or not to provide such benefit, provided that no such action will apply to the Executive unless it applies across-the-board to the Company’s other Executive Officers. Changes in any benefit provided solely to Executive Officers of the Company shall be subject to approval of the Compensation Committee. 7. Termination. (a) Permanent Disability. In the event of the “permanent disability” (as hereinafter defined) of the Executive during the Term of Employment, the Company shall have the right, upon written notice to the Executive, to terminate the Executive’s employment hereunder, effective upon the giving of such notice (or such later date as shall be specified in such notice). In the event of such termination, the Company shall have no further obligations hereunder, except that the Executive shall be entitled to receive (i) any accrued but unpaid salary and other amounts to which the Executive otherwise is entitled hereunder prior to the date of their termination of employment, in accordance with the terms of this Agreement (including any reimbursable business or perquisite expenses incurred but not yet submitted for reimbursement prior to the date of termination of employment), plus all benefits under the employee benefit programs and plans of the Company (including the Share Incentive Plan and the Deferred Compensation Account) as determined under such programs and plans upon and as of such a termination, including, if applicable, accrued but unused vacation (collectively, the “Accrued Benefits”); (ii) bonus compensation earned but not paid under this Agreement that relates to any fiscal year ended prior to the date of their termination of employment; (iii) a pro-rata portion of the annual bonus payout that the Executive would have been entitled to receive had the Executive remained in employment through the end of the fiscal year during which termination due to permanent disability occurred, based on the portion of the fiscal year that has elapsed prior to such termination, and paid in accordance with Section 3(b) hereof (provided, that such payment shall not be made prior to the sixtieth (60th) day following the Executive’s date of termination); (iv) reimbursement for financial counseling services under Section 6(b) hereof for a period of one (1) year from the date of termination, paid in accordance with Section 6(b) hereof (provided, that no such payment shall be made prior to the sixtieth (60th) day following the Executive’s date of termination); and (v) their Base Salary at a rate equal to the highest rate during the past twelve (12) months for a period of one (1) year from the date of termination as a result of permanent disability, paid in accordance with Section 3(a) hereof (the “Disability Continuation Period”), and Section 7(j)(i) hereof (provided, that such payments shall not commence prior to the sixtieth (60th) day following the Executive’s date of termination); provided, however, that the Company shall only be required to pay that amount of the Executive’s Base Salary which shall not be covered by short-term disability payments or benefits or long-term disability payments or benefits, if any, to the Executive under any Company plan or arrangement. In addition, upon termination for permanent disability, the Executive shall continue to participate, to the extent permitted by applicable law and regulations and the applicable benefit plan, program or arrangement, in any and all healthcare, life insurance and accidental death and dismemberment insurance benefit plans, programs or arrangements of the Company during the Disability Continuation Period (disregarding any required delay in payments under this Section). Thereafter, the Executive’s rights to participate in such programs and plans, or to receive similar coverage, if any, shall be as determined under such programs. Because continued participation in any qualified pension and qualified retirement savings plans of the Company is not permitted during the Disability Continuation Period, the Company shall provide to the Executive, subject to the terms of this Section, a lump sum cash payment, within 60 days of the end of the Disability Continuation Period, equal to the sum of (x) the maximum qualified defined contribution retirement savings plan match for pre-tax and after-tax contributions allowable by the plan and by applicable laws and regulations for each year during the Disability Continuation Period (or other period as expressly provided herein), and (y) the excess of the benefit that would have been received by the Executive had they

Page | 7 been credited with additional years of age and service equal to the Disability Continuation Period (or other period as expressly provided herein) over the actual benefit to which the Executive is entitled, in each case, under any and all qualified and non-qualified defined benefit pension plans and qualified defined contribution retirement savings plans in which the Executive participates as of the date of termination of employment, calculated as of and based upon the Executive’s date of termination (such sum the “Pension Replacement Payment”). Notwithstanding the above, any amounts payable under this Section that are separation pay as described under Treas. Reg. §1.409A-1(b)(9)(iii)(A) shall be paid no later than December 31 of the second calendar year following the year in which the Executive’s termination for permanent disability occurs; any amounts payable under this Section that are not otherwise exempt from Code section 409A are subject to, and payable in accordance with, Section 7(j) of this Agreement. Except as otherwise provided in this Section 7(a), the Company will have no further obligations under Sections 3, 4 and 6 hereof or otherwise. For purposes of this Section 7(a), “permanent disability” means any disability as defined under the Company’s applicable disability insurance policy or, if no such policy is available, any physical or mental disability or incapacity that renders the Executive incapable of performing the services required of the Executive in accordance with their obligations under Section 2 hereof for a period of six (6) consecutive months or for shorter periods aggregating six (6) months during any twelve-month period. (b) Death. In the event of the death of the Executive during the Term of Employment, Executive’s employment and this Agreement shall automatically terminate. In the event of such termination the Company shall have no further obligations hereunder, except to pay or provide to the Executive’s beneficiary or legal representative (i) the Accrued Benefits; (ii) bonus compensation earned but not paid under Section 3(b) hereof that relates to any fiscal year ended prior to the date of death, paid in accordance with Section 3(b) hereof; (iii) a pro-rata portion of the annual bonus payout the Executive would have been entitled to receive had they remained in the employ of the Company through the end of the fiscal year during which termination due to their death occurred, based on the portion of the fiscal year that has elapsed prior to such termination, and paid in accordance with Section 3(b) hereof (provided, that such payment shall not be made prior to the sixtieth (60th) day following the Executive’s date of termination); (iv) reimbursement for financial counseling services under Section 6(b) hereof for a period of one (1) year from the date of termination, paid in accordance with Section 6(b) hereof (provided, that no such payment shall be made prior to the sixtieth (60th) day following the Executive’s date of termination); and (v) for a period of one (1) year from the date of death, the Executive’s Base Salary as established under Section 3(a) hereof as of the date of death, paid in accordance with Section 3(a) hereof (provided, that such payments shall not commence prior to the sixtieth (60th) day following the Executive’s date of termination); further provided, however, that, except as otherwise provided in this Section, the Company will have no further obligations under Sections 3, 4 and 6 hereof or otherwise. (c) Termination Without Cause. The Company shall have the right, upon ninety (90) days’ prior written notice given to the Executive, to terminate the Executive’s employment for any reason whatsoever (except for Cause (as defined below)). In the event of such termination, the Company shall have no further obligations hereunder, except that the Executive shall be entitled to (i) receive the Accrued Benefits; (ii) receive bonus compensation earned but not paid that relates to any fiscal year ended prior to the date of termination without Cause, paid in accordance with the terms of this Agreement; (iii) receive a pro-rata portion of the annual bonus payout that the Executive would have been entitled to receive had they remained in employment through the end of the fiscal year during which the termination without Cause occurred, based on the portion of the fiscal year that has elapsed prior to such termination, and paid in accordance with the terms of this Agreement (provided, that such payment shall not be made prior to the sixtieth (60th) day following the Executive’s date of termination); (iv) receive the following post- termination payments and benefits: A) for a period ending on a date two (2) years from the date of termination without Cause, in accordance with the regular payroll policies of the Company in effect from time to time, their Base Salary as established under and paid in accordance with the terms of this Agreement

Page | 8 and (B) bonus compensation equal to fifty percent (50%) of the average of the actual annual bonuses (or target bonus, if the Executive has not yet received an actual bonus) paid or payable to the Executive under the Bonus Plan during the past two (2) completed fiscal years paid in accordance with the terms of this Agreement (provided, that such payment shall not be made prior to the sixtieth (60th) day following the Executive’s date of termination); (v) receive reimbursement for financial counseling services under Section 6(b) hereof for a period of two (2) years from the date of termination, paid in accordance with the terms of this Agreement (provided, that no such payment shall be made prior to the sixtieth (60th) day following the Executive’s date of termination); and (vi) participate for a period ending on a date two (2) years from the date of termination without Cause (the “Without Cause Continuation Period”), to the extent permitted by applicable law and regulations and the applicable benefit plan, program or arrangement, in any and all qualified and non-qualified pension and qualified retirement savings, healthcare, life insurance and accidental death and dismemberment insurance benefit plans, programs or arrangements, on terms identical to those applicable to full-term senior officers of the Company. Because continued participation in any qualified pension and qualified retirement savings plans of the Company is not permitted during the Without Cause Continuation Period, the Company shall provide to the Executive, subject to this Section, a lump sum cash payment, to be paid within 60 days after the end of the Without Cause Continuation Period, equal to the Pension Replacement Payment (provided, that such payments shall not commence prior to the sixtieth (60th) day following the Executive’s date of termination). Notwithstanding the above, any amounts payable under this Section that are separation pay as described under Treas. Reg. §1.409A- 1(b)(9)(iii)(A) shall be paid no later than December 31 of the second calendar year following the year in which the Executive’s termination pursuant to this Section occurs; any amounts payable under this Section that are not otherwise exempt from Code section 409A are subject to, and payable in accordance with, Section 7(j) of this Agreement. Except as otherwise provided in this Section, the Company will have no further obligations under Sections 3, 4 and 6 hereof or otherwise. In the event of termination without Cause, the Executive shall not be required to mitigate damages hereunder. (d) Cause. The Company shall have the right, upon notice to the Executive, to immediately terminate the Executive’s employment under this Agreement for “Cause” (as defined below), effective upon the Executive’s receipt of such notice (or such later date as shall be specified in such notice), and the Company shall have no further obligations hereunder, except to pay the Executive the Accrued Benefits. Except as otherwise provided in this Section 7(d), the Company will have no further obligations under Sections 3, 4 and 6 hereof or otherwise. For purposes of this Agreement, “Cause” means: (i) a material breach of, or the willful failure or refusal by the Executive to perform and discharge duties or obligations they have agreed to perform or assume under this Agreement (other than by reason of disability or death) that, if capable of correction, is not corrected within ten (10) business days following notice thereof to the Executive by the Company, such notice to state with specificity the nature of the breach, failure or refusal; (ii) willful misconduct by the Executive, unrelated to the Company or any of its subsidiaries or affiliates, that could reasonably be anticipated to have a material adverse effect on the Company or any of its subsidiaries or affiliates (the determination of Cause to be made by the Company’s Board of Directors in their reasonable judgment); (iii) the Executive’s gross negligence, whether related or unrelated to the business of the Company or any of its subsidiaries or affiliates which could

Page | 9 reasonably be anticipated to have a material adverse effect on the Company or any of its subsidiaries or affiliates that, if capable of correction, is not corrected within ten (10) business days following notice thereof to the Executive by the Company, such notice to state with specificity the nature of the conduct complained of (the determination of Cause to be made by the Company’s Board of Directors in their reasonable judgment); (iv) the Executive’s failure to follow a material lawful directive of the Chair or the Board of the Directors of the Company that is within the scope of the Executive’s duties for a period of ten (10) business days after notice from the Board of Directors of the Company specifying the performance required; (v) any violation by the Executive of a policy contained in the Code of Conduct of the Company (the determination of Cause to be made by the Company’s Board of Directors in their reasonable judgment); (vi) drug or alcohol abuse by the Executive that materially affects the Executive’s performance of their duties under this Agreement; or (vii) conviction of, or the entry of a plea of guilty or nolo contendere by the Executive for, any felony. (e) Termination by Executive. The Executive shall have the right, exercisable at any time during the Term of Employment, to terminate their employment for any reason whatsoever, upon ninety (90) days’ prior written notice to the Company or, if less, a notice period as otherwise agreed to by the Company. Upon such termination, the Company shall have no further obligations hereunder other than to (i) pay the Executive the Accrued Benefits; and (ii) provide bonus compensation, if any, earned but not paid that relates to any fiscal year ended prior to the date of such a termination by the Executive, in accordance with the terms of this Agreement. Except as otherwise provided in this Section 7(e), the Company will have no further obligations under Sections 3, 4 and 6 hereof or otherwise. For the purpose of this Agreement, retirement by the Executive will be deemed “Termination by Executive” in accordance with this section. (f) Termination by Executive for Material Breach. The Executive shall have the right, exercisable by notice to the Company, to terminate their employment effective ninety (90) days after the giving of such notice, if, at any time during the Term of Employment, the Company shall be in material breach of its obligations hereunder; provided, however, that such notice must be provided to the Company within thirty (30) days of the date on which the Executive obtains knowledge or reasonably should obtain knowledge of such material breach; and provided further, that such termination will not become effective if within thirty (30) days after receiving the notice the Company shall have cured all such material breaches of its obligations hereunder. For purposes of this Section 7(f), a material breach shall only be (i) a material reduction in the Executive’s authority, functions, duties, responsibilities or title provided in Section 2 hereof, (ii) a material reduction in the Executive’s total aggregate target compensation, as set pursuant to Sections 3(a) and (b) and Section 4(b) hereof, but in no event if the reduction is occasioned as result of similar, commensurate reductions to executive officers and/or employees generally, or (iii) the Company's failure to pay any award that the Executive is entitled to receive pursuant to the terms of this Agreement. Such termination shall be deemed to be a termination without Cause, the Executive will be entitled to the amounts set forth in Section 7(c) above, and except as otherwise provided in this Section 7(f), the Company will have no further obligations under Sections 3, 4 and 6 hereof or otherwise.

Page | 10 (g) Termination for Good Reason following Change of Control. Within two (2) years after the occurrence of a Change of Control, the Executive may terminate employment for Good Reason. Such termination shall be deemed to be a termination without Cause, the Executive will be entitled to the amounts set forth in Section 7(c) above, and except as otherwise provided in this Section 7(g), the Company will have no further obligations under Sections 3, 4 and 6 hereof or otherwise. (i) Definitions. For purposes of this Agreement, (A) a “Change of Control” shall be deemed to have occurred upon any of the following events: (1) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as amended; or (2) during any period of two (2) consecutive years, the individuals who at the beginning of such period constitute the Company’s Board of Directors or any individuals who would be “Continuing Directors” (as defined below) cease for any reason to constitute a majority thereof; or (3) the Company’s Class A Common Stock shall cease to be publicly traded; or (4) the Company’s Board of Directors shall approve a sale of all or substantially all of the assets of the Company, and such transaction shall have been consummated; or (5) the Company’s Board of Directors shall approve any merger, exchange, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in Section 7(g)(i)(A)(2) or (3) above, and such transaction shall have been consummated. Notwithstanding the foregoing, (X) changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities shall not, by itself, constitute a Change of Control of the Company, (Y) any spin-off of a division or subsidiary of the Company to its stockholders shall not constitute a Change of Control of the Company. (B) “Continuing Directors” shall mean (1) the directors in office on the date hereof and (2) any successor to such directors and any additional director who after the date hereof was nominated or selected by a majority of the Continuing Directors in office at the time of his or her nomination or selection.

Page | 11 (C) “Good Reason” means the occurrence of any of the following, without the express written consent of the Executive, within two (2) years after the occurrence of a Change in Control: (1) (a) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive’s position, authority or responsibilities as contemplated by this Agreement, or (b) other material adverse change in such position, including title, authority or responsibilities; (2) any failure by the Company to comply with any provisions of Section 3, 4 or 6 hereof or a material reduction of the overall amounts set by the Compensation Committee or the Stock Plan Subcommittee and in effect within twelve (12) months prior to the Change in Control, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive; (3) the Company’s requiring the Executive to be based at any office or location more than fifty (50) miles from that location at which they performed their services specified under this Agreement immediately prior to the Change in Control, except for travel reasonably required in the performance of the Executive’s responsibilities; or (4) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by this Agreement, unless such assumption occurs by operation of law. (h) Certain Limitations. (i) (A) a “Payment” means any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (B) “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s); (C) “Present Value” shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of Code; (D) “Reduced Amount” shall mean the amount that (1) has a Present Value that is less than the Present Value of all Payments (without application of this Section 7(h)) and (2) results in aggregate Net After-Tax Receipts for all such Payments (after application of this Section 7(h)) that are greater than the Net After-Tax Receipts for all such Payments would have been made if this Section 7(h) were not applied; and (E) “Code” shall mean the Internal Revenue Code of 1986, as amended.

Page | 12 (ii) Anything in the Agreement to the contrary notwithstanding, in the event that a nationally recognized certified public accounting firm (other than the firm serving as the Company’s independent auditor) as may be designated by the Executive (the “Accountants”) determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, the Accountants shall determine whether some amount of Payments meets the definition of “Reduced Amount.” If the Accountants determine that there is a Reduced Amount, then the aggregate Payments shall be reduced to such Reduced Amount. (iii) If the Accountants determine that aggregate Payments should be reduced to the Reduced Amount, the Company shall reduce the Payments in the following order: (1) by reducing amounts payable pursuant to Section 7(c)(v) of the Agreement, then (2) by reducing amounts payable pursuant to Section 7(c)(vi) of the Agreement, then (3) by reducing amounts payable pursuant to Section 7(c)(iv) of the Agreement, then (4) by reducing the amount payable pursuant to Section 7(c)(iii) of the Agreement, and then (5) by not applying any vesting acceleration applicable to the Executive’s awards pursuant to the Share Incentive Plan, and any award agreement thereunder by and between the Executive and the Company. For the purposes of applying the ordering in the immediately preceding sentence, the Payments in each of clauses (1) through (4) will be reduced in reverse chronological order of scheduled payment, and any accelerated vesting that is not applied pursuant to clause (5) will be effective first with respect to any Payments that are not subject to Treas. Reg. § 1.280G-1 Q/A 24(c), and will be effective last with respect to any Payments that are subject to Treas. Reg. § 1.280G-1 Q/A 24(c). All determinations made by the Accountants under this Section shall be binding upon the Company and the Executive and shall be made within sixty (60) days of a termination of employment of the Executive. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Executive such Payments as are then due to the Executive and shall promptly pay to or distribute for the benefit of the Executive in the future such Payments as become due to the Executive. (iv) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accountants, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accountants believe has a high probability of success determine that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would (A) violate Section 402 of the Sarbanes-Oxley Act of 2002, or (B) not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

Page | 13 (v) All fees and expenses of the Accountants in implementing the provisions of this Section 7(h) shall be borne by the Company. (vi) Subject to the foregoing provisions, in the event that any Payments are to be reduced pursuant to this Section 7(h), such Payments shall be reduced in a manner providing the smallest reduction of the net after-tax benefit of the compensation to be provided to the Executive. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code. (i) Effect of Termination. Upon termination, the exercise, vesting and payment terms of the Executive’s awards under the Share Incentive Plan will be governed in accordance with the terms and conditions of the applicable Share Incentive Plan and respective equity award agreements issued thereunder, and shall be subject to all provisions relating to postemployment exercises set forth in the applicable Share Incentive Plan and equity agreement(s). Note that the Option Agreement(s), Restricted Stock Unit Agreement(s) and Performance Share Agreement(s) provide that the Executive’s undertaking competitive employment at any time shall result in the termination of any options, restricted stock units and performance share units granted thereunder (the “Equity Non-Competes”). The Company’s actions or decisions regarding the Non-Compete provision in this Agreement shall not modify, control, or supersede the Equity Non-Competes. Subject to the preceding sentences, upon the termination of the Executive’s employment hereunder for any reason, the Company shall have no further obligations hereunder, except as otherwise provided herein. The Executive, however, shall continue to have the obligations provided for in Sections 8 and 9 hereof. Furthermore, upon any such termination, the Executive shall be deemed to have resigned immediately from all offices and directorships held by the Executive in the Company or any of its subsidiaries. (j) Section 409A of the Code. It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Executive under Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, “Section 409A”). The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action necessary to amend any provision herein to avoid the application of an excise tax under Section 409A. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision. If as a condition to receive severance payments and benefits Executive is required to deliver an effective release of claims in favor of the Company during a limited period following termination of employment, and such period spans two calendar years, then any such payments and benefits will accrue from the date of termination but commence in the second calendar year. The Company shall from time to time compile a list of "specified employees" as defined in, and pursuant to, Treas. Reg. Section 1.409A-1(i). Notwithstanding any other provision herein, if the Executive is a specified employee on the date of termination, no payment of compensation under this Agreement that constitutes non-qualified deferred compensation subject to Section 409A that is payable upon a “separation from service” (within the meaning of Section 409A) shall be made to the Executive during the period lasting six (6) months from the date of termination. For this purpose, each installment payment shall be considered a separate payment under Section 409A. If any payment to the Executive is delayed pursuant to the foregoing, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in the prior sentence, or if earlier, upon the Executive’s death, unless specified otherwise in Section 7(j)(i) hereof. Although the Company shall consult with Executive in good faith regarding implementation of this Section 7(j), neither the Company nor its employees or representatives shall have liability to the Executive with respect to any additional taxes that the Executive may be subject to in the

Page | 14 event that any amounts under this Agreement are determined to violate Code section 409A. (i) Notwithstanding the above, if Executive is a specified employee on the date of termination, amounts described as being subject to payment in accordance with the provisions of this Section 7(j)(i) that are not otherwise exempt from Section 409A under the short-term deferral or separation pay exceptions to Section 409A shall be subject to a delay in payment for a six-month period following the date of termination and shall be paid as follows: (1) for any such amounts that are installments in a stream of payments to be continued beyond the date of termination and for any Pension Replacement Payment, all such payments that would have been made during the six-month period immediately following the date of termination shall be made in a single cash payment on the first business day following the expiration of such six-month period (or if earlier, upon the Executive’s death), and as of the first business day following the expiration of such six-month period (or the Executive’s death, if applicable), all such payments shall resume in accordance with the regular payroll practices of the Company until the end of the specified period; and (2) any lump-sum payments that are delayed shall be paid in a single lump sum payment on the first business day following the expiration of such six-month period (or if earlier, upon the Executive’s death). (k) Release of Claims. As a condition precedent to the receipt of payments and benefits pursuant to this Section (other than the Accrued Benefits), the Executive, or, in the case of their death or Disability that prevents the Executive from performing their obligation under this Section 7(k), their personal representative, and their beneficiary, if applicable, will execute an effective general release of claims (in a form reasonably satisfactory to the Company) against the Company and its subsidiaries and affiliates and their respective directors, officers, employees, attorneys and agents; provided, however, that such effective release will not affect any right that the Executive, or in the event of their death, their personal representative or beneficiary, otherwise has to any payment or benefit provided for in this Agreement or to any vested benefits the Executive may have in any employee benefit plan of Company or any of its subsidiaries or affiliates, or any right the Executive has under any other agreement between the Executive and the Company or any of its subsidiaries or affiliates that expressly states that the right survives the termination of the Executive’s employment. (l) Modification of Severance Payments and Benefits. Notwithstanding anything to the contrary contained herein, except as provided in Section 7(h) and this Section 7(l), the Company reserves the right with respect to any severance payments or benefits set forth in this Section to modify such payments or benefits or not to provide such payments or benefits. Changes in any severance payment or benefit provided to the Executive may only be made by the Compensation Committee (or the Stock Plan Subcommittee, if there is one, and the change relates to matters subject to the authority of such Subcommittee) and will apply to the Executive only to the extent applied across-the-board to the Company’s other Executive Officers. Unless agreed to by the Executive or as provided in herein, no change to any severance payments or benefits set forth in this Section will be effective until two years after such change is approved by the Compensation Committee (or Stock Plan Subcommittee) or will apply with respect to any termination of employment occurring prior to the effective date of such change. No changes may be made in severance payments or benefits set forth in this Section either (i) at such time the Company is contemplating one or more transactions that will result in a Change of Control or (ii) after

Page | 15 a Change of Control. 8. Confidentiality; Ownership. (a) The Executive agrees that they shall forever keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the Business of the Company, its subsidiaries or affiliates and any other business or proposed business of the Company or any of its subsidiaries or affiliates, any “Protected Information” in any “Unauthorized” manner or for any “Unauthorized” purpose (as such terms are hereinafter defined). (i) “Protected Information” means trade secrets, confidential or proprietary information and all other knowledge, know-how, information, documents or materials owned, developed or possessed by the Company or any of its subsidiaries or affiliates, whether in tangible or intangible form, pertaining to the Business or any other business or proposed business of the Company or any of its subsidiaries or affiliates, including, but not limited to, research and development, operations, systems, data bases, computer programs and software, designs, models, operating procedures, knowledge of the organization, products (including prices, costs, sales or content), processes, formulas, techniques, machinery, contracts, financial information or measures, business methods, business plans, details of consultant contracts, new personnel hiring plans, business acquisition plans, customer lists, business relationships and other information owned, developed or possessed by the Company or its subsidiaries or affiliates; provided that Protected Information shall not include information that becomes generally known to the public or the trade without violation of this Section. (ii) “Unauthorized” means: (A) in contravention of the policies or procedures of the Company or any of its subsidiaries or affiliates; (B) otherwise inconsistent with the measures taken by the Company or any of its subsidiaries or affiliates to protect their interests in any Protected Information; (C) in contravention of any lawful instruction or directive, either written or oral, of an employee of the Company or any of its subsidiaries or affiliates empowered to issue such instruction or directive; or (D) in contravention of any duty existing under law or contract. Notwithstanding anything to the contrary contained herein, the Executive may disclose any Protected Information to the extent required by court order or decree or by the rules and regulations of a governmental agency or as otherwise required by law or to their legal counsel and, in connection with a determination under Section 7(h), to accounting experts; provided that the Executive provide the Company with sufficient advance notice of such disclosure requirement or obligation to permit the Company to seek a protective order or other appropriate remedy (b) The Executive acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, formulas, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the Business or any business or planned business of the Company or any of its subsidiaries or affiliates that, alone or jointly with others, the Executive may conceive, create,

Page | 16 make, develop, reduce to practice or acquire during the Executive’s employment with the Company or any of its subsidiaries or affiliates (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company. The Executive hereby assigns to the Company, in consideration of the payments set forth herein, all of their right, title and interest in and to all such Developments. The Executive shall promptly and fully disclose all future material Developments to the Board of Directors of the Company and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence and take all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters patent and trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All memoranda, notes, lists, drawings, records, files, computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the Business or planned business of the Company or any of its subsidiaries or affiliates shall be the property of the Company or such subsidiaries or affiliates and shall be delivered to the Company or such subsidiaries or affiliates promptly upon the expiration or termination of the Term of Employment. (c) During the Term of Employment, the Company, its subsidiaries and affiliates shall have the exclusive right to use the Executive’s name and image throughout the world in its advertising and promotional materials in connection with the advertising and promotion of the Company, its subsidiaries and affiliates, and their products. After the expiration of the Term of Employment, the Company, its subsidiaries and affiliates shall have the non-exclusive right in perpetuity to use the Executive’s name and image throughout the world solely in connection with promotional materials related to the history of the Company, its subsidiaries and affiliates, and their products. The consideration for such rights is the payments set forth herein. The rights conveyed hereby may be assigned by the Company, its subsidiaries or affiliates to a successor in the interest of the Company or the relevant subsidiary or affiliate or their businesses or product lines. (d) The provisions of this Section shall, without any limitation as to time, survive the expiration or termination of the Executive’s employment hereunder, irrespective of the reason for any termination. 9. Covenant Not to Compete. The Executive agrees that during the Executive’s employment with the Company or any of its subsidiaries or affiliates and for a period of two (2) years commencing upon the expiration or termination of the Executive’s employment for any reason whatsoever (the “Non-Compete Period”), the Executive shall not, directly or indirectly, without the prior written consent of the Company: (a) solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of its subsidiaries or affiliates to terminate his, her or its employment with the Company or such subsidiary or affiliate, to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any such actions by any third party (the terms “employee,” “consultant,” “agent” and “independent contractor” shall include any persons with such status at any time during the six (6) months preceding any solicitation in question); or (b) directly or indirectly engage, participate, or make any financial investment in, or become employed by or render consulting, advisory or other services to or for any person, firm, corporation or other business enterprise, wherever located, which is engaged or preparing to engage, directly or

Page | 17 indirectly, in competition with the Business and/or any business of the Company or any of its subsidiaries or affiliates as conducted or any business proposed to be conducted at the time of the expiration or termination of the Executive’s employment with the Company and its subsidiaries and affiliates; provided, however, that nothing in this Section shall be construed to preclude the Executive from making any investments in the securities of any business enterprise whether or not engaged in competition with the Company or any of its subsidiaries or affiliates, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange and represent, at the time of acquisition, not more than 3% of the aggregate voting power of such business enterprise. (c) In the event that: (i) the Executive engages in or notifies the Company that the Executive will engage in activity which the Company deems to violate the non-competition provisions of this Agreement; (ii) the Company enforces such non-competition provisions; and, (iii) Executive complies with such non-competition provisions, the Company shall pay or cause to be paid to the Executive for the duration of the enforcement period the Executive’s Base Salary under Section 3(a) hereof and continue to provide the Executive with benefits hereunder to the extent permitted by applicable law and regulations and the applicable benefit plan, program or arrangement, in any and all healthcare, life insurance and accidental death and dismemberment insurance benefit plans, programs or arrangements, on terms identical to those applicable to full-time senior officers of the Company. Any such payments described above will not be made in the event that the Executive is receiving termination payments pursuant to Section 7 hereof. For purpose of clarity, the Company will only be obligated to make payments to the Executive pursuant to this Section for the specific duration of time in which the Company enforces the non-competition restrictions in this Agreement. To the extent the Company agrees to a written modification of the non- competition provision in this Agreement (other than to its duration) which would enable the Executive to accept another role, the Company will not be obligated to provide the pay and benefits to Executive described herein. As stated above, the Company’s actions or decisions regarding the Non-Compete provision in this Agreement shall not modify, control, or supersede the Equity Non-Competes. Notwithstanding the above, any amounts payable under this Section that are separation pay as described under Treas. Reg. §1.409A-1(b)(9)(iii)(A) shall be paid no later than December 31 of the second calendar year following the year in which the Employee’s termination pursuant to Section 7 occurs; any amounts payable under this Section that are not otherwise exempt from Code Section 409A are subject to, and payable in accordance with, Section 7(j) of this Agreement. (d) So that the Company may confirm your compliance with your obligations under this Agreement, you agree to inform the Company in advance in writing any time you intend to assume a new position during the first twenty-four (24) months following the termination of your employment with the Company. You agree to provide the identity of the entity and of your job title and responsibilities in writing and other information as reasonably requested by the Company. You further agree to communicate the terms of this Agreement to any person, business, entity, or organization that you intend to be employed by, associate with, or represent during the twenty-four (24) months following the termination of your employment with the Company. (e) To the extent permitted by law, the restrictive periods set forth in this Agreement shall not expire, and shall be tolled, during any period in which Executive is in violation of Executive’s obligations under this Agreement. 10. Remedies The Executive acknowledges and agrees that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, compliance with the covenants set forth in this Agreement is necessary to protect the confidential information (including Protected

Page | 18 Information as defined herein), business and goodwill of the Company, and that any breach of section 8 or 9 hereof will result in irreparable and continuing harm to the Company and its subsidiaries and affiliates, for which money damages cannot provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of this Agreement by the Executive, the parties agree that, in addition to any other legal remedies and damages available, the Company and its affiliates and subsidiaries shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and the Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any of its subsidiaries or affiliates from pursuing any other remedies available to it or them for such breach or threatened breach, including the recovery of damages from the Executive. This provision shall, without any limitation as to time, survive the expiration or termination of the Executive’s employment hereunder, irrespective of the reason for any termination. 11. Defend Trade Secrets Act Notice Under the federal Defend Trade Secrets Act, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of the law; or (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of the law; or (c) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. 12. Deductions and Withholding. The Executive agrees that the Company or its subsidiaries or affiliates, as applicable, shall withhold from any and all compensation paid to and required to be paid to the Executive pursuant to this Agreement, all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive’s coverage under applicable employee benefit plans. For purposes of this Agreement and calculations hereunder, all such deductions and withholdings shall be deemed to have been paid to and received by the Executive. 13. Entire Agreement. Except for the Share Incentive Plan, the Executive’s outstanding stock option and other equity- compensation agreements, the Executive Annual Incentive Plan, the Executive Perquisites Program, the Executive Automobile Program, the term life insurance arrangement between the Company and the Executive, the Company’s qualified and non-qualified defined benefit pension plans, the Company’s qualified defined contribution retirement savings plan and applicable successor plans or agreements, this Agreement embodies the entire agreement of the parties effective as of the date on which it is executed for all periods as of and after the Effective Date with respect to the Executive’s employment, compensation, perquisites and related items and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company or any of its subsidiaries or affiliates, including without limitation the 2023 Agreement, and any such prior agreements, arrangements or understandings are hereby terminated and of no further effect after the Effective Date. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto. 14. Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive. The waiver by the

Page | 19 Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company. 15. Governing Law; Jurisdiction. (a) This Agreement shall be subject to, and governed by, the laws of the State of New York applicable to contracts made and to be performed therein, without regard to conflict of laws principles. (b) Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of New York located in the Borough of Manhattan of the City of New York or in a Federal court located within the Southern District of New York. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by New York law. Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party. 16. Assignability. The obligations of the Executive may not be delegated and, except with respect to the designation of beneficiaries in connection with any of the benefits payable to the Executive hereunder, the Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the Company. Unless assumption occurs by operation of law, the Company shall require any successor by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. The term “successor” means, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a majority of the operating assets or business of the Company. 17. Severability. If any provision of this Agreement or any part thereof, including, without limitation, Sections 8 and 9 hereof, as applied to either party or to any circumstances, shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof, or the validity or enforceability of this Agreement, which shall be given full effect without regard to the invalid or unenforceable part thereof. If any court construes any of the provisions of Section 8 or 9 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court may reduce the duration or restrict or redefine the geographic scope of such provision and enforce such provision as so reduced, restricted or redefined. 18. Notices. All notices to the Company or the Executive permitted or required hereunder shall be in writing and shall be delivered personally, by courier service providing for next-day or two-day delivery or sent by registered

Page | 20 or certified mail, return receipt requested, to the following addresses: The Company: The Executive: The Estée Lauder Companies Inc. Stéphane de La Faverie 767 Fifth Avenue President and Chief Executive Officer New York, New York 10153 767 Fifth Avenue Attn: EVP Human Resources New York, New York 10153 Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if sent by courier service providing for next-day or two-day delivery, the next business day or two business days, as applicable, following deposit with such courier service; and if sent by certified or registered mail, three days after deposit (postage prepaid) with the U.S. mail service. 19. No Conflicts. The Executive hereby represents and warrants to the Company that their execution, delivery and performance of this Agreement and any other agreement to be delivered pursuant to this Agreement will not (i) require the consent, approval or action of any other person or (ii) violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both, constitute) a default under, any agreement, arrangement or understanding with respect to the Executive’s employment to which the Executive is a party or by which the Executive is bound or subject. The Executive hereby agrees to indemnify and hold harmless the Company and its directors, officers, employees, agents, representatives and affiliates (and such affiliates’ directors, officers, employees, agents and representatives) from and against any and all losses, liabilities or claims (including interest, penalties and reasonable attorneys’ fees, disbursements and related charges) based upon or arising out of the Executive’s breach of any of the foregoing representations and warranties. 20. Legal Fees. Following a Change of Control, the Company shall reimburse the Executive up to $20,000, in the aggregate, for all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by the Executive in an action (i) by the Executive to obtain or enforce any right or benefit to which the Executive is entitled under this Agreement or (ii) by the Company to enforce a post- termination covenant referred to in Section 8 or 9 against the Executive, in each case, provided that the Executive substantially prevails in such action. Such amount shall be reimbursed to the Executive by the end of the calendar year in which the Executive substantially prevails in such action, based on the date of any settlement, judgment, or other official document evidencing same. 21. Cooperation. During the Term of Employment and thereafter, Executive shall provide reasonable cooperation in connection with any action or proceeding (or any appeal therefrom) that relates to events occurring during Executive’s employment with the Company. 22. Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Page | 21 23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above. THE ESTÉE LAUDER COMPANIES INC. By: /s/ William P. Lauder Name: William P. Lauder Executive Chairman Date: 10/29/24 By: /s/ Stéphane de La Faverie Name: Stéphane de La Faverie Date: October 29, 2024